As filed with the Securities and Exchange Commission on August 13, 2003

Registration No. 333-89977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	31-0345740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1014 Vine Street, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

The Kroger Co. Savings Plan for Bargaining Unit Associates

(Full title of Plan)

Paul W. Heldman

Senior Vice President, Secretary and General Counsel

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

(Name and address of agent for service)

(513) 762-4000

(Telephone number, including area code, of agent for service)

Explanatory Note:

The Registrant filed Registration Statement No. 333-89977 in order to register shares of common stock of The Kroger Co., preferred stock purchase rights associated therewith, and an indeterminate amount of plan interests for the Fred Meyer 401(k) Savings Plan and the Fred Meyer 401(k) Savings Plan for Bargaining Unit Employees. The Fred Meyer 401(k) Savings Plan has been merged with and into The Kroger Co. Savings Plan, and The Fred Meyer 401(k) Savings Plan for Bargaining Unit Employees has been renamed The Kroger Co. Savings Plan for Bargaining Unit Associates. As of the date of the merger of plans, there remained 244,791 shares of common stock unissued and allocated to the Fred Meyer 401(k) Savings Plan. The Registrant files this Post-Effective Amendment No. 1 to reallocate the remaining 244,791 shares of common stock, along with the associated preferred stock purchase rights and the plan interests, to The Kroger Co. Savings Plan for Bargaining Unit Associates.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 13, 2003.

THE KROGER CO.

By	/s/ DAVID B. DILLON
David B. Dillon Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on August 13, 2003.

Signature	Title

/s/ DAVID B. DILLON David B. Dillon	Chief Executive Officer and Director (principal executive officer)

/s/ J. MICHAEL SCHLOTMAN J. Michael Schlotman	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ M. ELIZABETH VAN OFLEN M. Elizabeth Van Oflen	Vice President and Corporate Controller (principal accounting officer)

* Reuben V. Anderson	Director

* Robert D. Beyer	Director

* John L. Clendenin	Director

Richard K. Davidson	Director

* John T. LaMacchia	Director

David B. Lewis	Director

* Edward M. Liddy	Director

Don W. McGeorge	Director

W. Rodney McMullen	Director

* Clyde R. Moore	Director

* Thomas H. O’Leary	Director

* Katherine D. Ortega	Director

Susan M. Phillips	Director

* Joseph A. Pichler	Chairman of the Board and Director

* Steven R. Rogel	Director

* Bobby S. Shackouls	Director

*By	/s/ BRUCE M. GACK
Bruce M. Gack Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 13, 2003.

THE KROGER CO. SAVINGS PLAN FOR BARGAINING UNIT ASSOCIATES, ADMINISTRATIVE COMMITTEE

By:	/s/ PAUL HELDMAN
Paul Heldman Chairman of the Administrative Committee

By:	/s/ RICHARD A. MANKA
Richard A. Manka Member of the Administrative Committee

By:	/s/ J. MICHAEL SCHLOTMAN
J. Michael Schlotman Member of the Administrative Committee

By:	/s/ JAMES R. THORNE
James R. Thorne Member of the Administrative Committee

By:	/s/ DELLA WALL
Della Wall Member of the Administrative Committee

INDEX OF EXHIBITS

Exhibit 4.1	Provisions of amended Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of Kroger’s Quarterly Report on Form 10-Q for the quarter ended October 3, 1998. Provisions of Regulations (by-laws) of The Kroger Co. defining the rights of security holders. Incorporated herein by reference to Exhibit 4.2 of Kroger’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on January 28, 1993 and bearing Registration No. 33-57552.

Exhibit 4.2	Amended and Restated Rights Agreement. Incorporated by reference to Exhibit 1 of Form 8-A/A Registration Statement, dated April 4, 1997, as amended by Form 8-A/A dated October 18, 1998.

Exhibit 5	Opinion of Paul W. Heldman, Esquire, including his consent. Previously filed.

Exhibit 23.1	Consent of PricewaterhouseCoopers, LLP, Independent Accountants. Filed herewith.

Exhibit 23.2	Consent of Paul W. Heldman, Esquire. Contained in the opinion filed as Exhibit 5 hereto.

Exhibit 24	Powers of Attorney of certain officers and directors of Kroger. Previously filed.